                                                                    EXHIBIT 1(d)

                          INVESCO ADVISOR FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


         INVESCO ADVISOR FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on August 13, 1996, adopted a resolution to increase the Corporation's authorized capital of Common Shares and to classify such additional Common Shares as additional shares of its series designated Multiflex Portfolio, and to further classify all its authorized Common Shares as Class A shares and Class C shares, as described in Article THIRD, below.

         SECOND: As of immediately prior to such increase in authorized capital of the Corporation and classification of its authorized shares into Class A shares and Class C shares, the total number of shares of all series that the Corporation was authorized to issue was ten billion seventy million (10,070,000,000) Common Shares of the par value of $0.001 per share and having aggregate par value of ten million seventy thousand dollars ($10,070,000), classified as follows:

Name of Series                             Number of Shares Allocated
                                                   (all of one class)
Equity Portfolio                           10,000,000
Income Portfolio                           10,000,000
Flex Portfolio                             20,000,000
Multiflex Portfolio                        10,000,000
Real Estate Portfolio                      10,000,000
International Value Portfolio              10,000,000
Cash Management Portfolio              10,000,000,000

         THIRD: As increased and further classified by these Articles Supplementary, the total number of shares of all classes that the Corporation is authorized to issue is ten billion seventy-five million (10,075,000,000) Common Shares, par value $0.001 per share and having an aggregate par value of ten million seventy-five thousand dollars ($10,075,000), classified as follows:



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
Name of Series                             Number of Shares Allocated

                                                   Class A          Class C

Equity Portfolio                                   5,000,000        5,000,000
Income Portfolio                                   5,000,000        5,000,000
Flex Portfolio                                     7,500,000       12,500,000
Multiflex Portfolio                                5,000,000       10,000,000
Real Estate Portfolio                              5,000,000        5,000,000
International Value Portfolio                      5,000,000        5,000,000
Cash Management Portfolio                      5,000,000,000    5,000,000,000

         FOURTH: The shares of the Corporation authorized and classified pursuant to these Articles Supplementary have been so authorized and classified by the Board of Directors under the authority contained in the charter of the Corporation. The number of Shares of capital stock of the various classes that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law. The Corporation is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

         FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series and classes of Common Shares described in Article THIRD hereof shall be as set forth in the Corporation's charter and shall be subject to all provisions of the charter relating to shares of the Corporation generally, including those set forth in Article IV of such charter.

         IN WITNESS WHEREOF, INVESCO Advisor Funds, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: August 13, 1996                      INVESCO ADVISOR FUNDS, INC.


                                           By: /s/ HUBERT L. HARRIS
                                              ------------------------------
                                              Hubert L. Harris
                                              President

[Corporate Seal]



ATTEST: /s/ Tony D. Green
       -----------------------------
       Tony D. Green
       Secretary